Exhibit 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

OF

NEXTDECADE CORPORATION

This Amendment No. 1 to the Amended and Restated Bylaws (the “Bylaws”) of NextDecade Corporation (the “Company”), dated as of March 3, 2021 (the “Effective Date”), is hereby adopted, pursuant to the provisions of Article VII, Section 7.8(a) of the Bylaws and Part B of Article SIXTH of the Second Amended and Restated Certificate of Incorporation.

1.    Article II, Section 2.9 of the Bylaws as currently in effect is hereby amended and restated in its entirety as follows:

“2.9 Voting. Unless a different or minimum vote is required by law, the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote thereon. Each director shall be elected by the affirmative vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of directors. Each stockholder present in person or represented by proxy at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation.

For purposes of this Section 2.9, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” such director.”

2.    Except as expressly amended herein, the Bylaws remain unmodified and in full force and effect.